EXHIBIT (a)(4)

                           OFFER TO PURCHASE FOR CASH
                      ANY AND ALL OF THE OUTSTANDING SHARES
                                       OF
                                  COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF

                                 HANDY & HARMAN

                                       AT

                                $30 NET PER SHARE

                                       BY

                              HN ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                 WHX CORPORATION

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              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
              MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 16,
                       1998, UNLESS THE OFFER IS EXTENDED.
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                                                               DECEMBER 16, 1997
To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

         We are asking you to contact your clients for whom you hold shares of common stock, par value $1.00 per share (the "Shares"), of Handy & Harman, a New York corporation (the "Company"). Please bring to their attention as promptly as possible the offer being made by HN Acquisition Corp., a New York corporation ("Purchaser") and a wholly owned subsidiary of WHX Corporation, a Delaware corporation ("Parent"), to purchase any and all of the outstanding Shares, including the associated Common Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of January 26, 1989, as amended on April 25, 1996 and October 22, 1996, between the Company and ChaseMellon Shareholder Services LLC, as Rights Agent, at a price of $30 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 16, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith.

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

         1. Letter of Transmittal to be used by holders of shares in accepting the Offer. Facsimile copies of the Letter of Transmittal may be used to accept the Offer;

         2. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis.

         3. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

         4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         5. Return envelope addressed to the Depositary.

         We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser for customary mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the sale and transfer of Shares to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JANUARY 16, 1998, UNLESS THE OFFER IS EXTENDED.

         In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal, and, if necessary, any other required documents should be sent to the Depositary and (2) either certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account at one of the book-entry transfer facilities (as defined in the Offer to Purchase), all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.


                                        Very truly yours,


                                        HN ACQUISITION CORP.

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     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE
    YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE DEPOSITARY
      OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR
        AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY
            STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE
                 OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE
                          STATEMENTS CONTAINED THEREIN.
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